Exhibit 10.2
Newmont Mining Corporation
Non-Employee Director Compensation and Benefits

Description	Amount

Attendance Fees (per meeting)
Committee Meeting	$2,000
Board Meeting (including telephonic) (in excess of 15 Board Meetings per calendar year)	$2,000

Annual Cash Retainer
Payable quarterly in arrears	$80,000

Other Retainers (payable quarterly in arrears)
Audit Committee Member	$5,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$15,000
Other Committee Chairs	$10,000
Independent Chairman	$225,000

Annual Award of Common Stock or Director Stock Units	$120,000
     Each non-employee director shall be entitled to receive Director Stock Units (“DSUs”) with respect to common stock of Newmont Mining Corporation having a fair market value of $120,000. Notwithstanding the foregoing, each non-employee director may elect to receive the award in the form of shares of the Corporation’s common stock, in lieu of DSUs, in respect of any year upon timely written notice to the Corporation’s Corporate Secretary. The awards will be made on the third business day following election or re-election as a director by the stockholders or appointment as a director by the Board, or at such other time designated by the Compensation Committee of the Board. Such awards will be made, on terms and conditions as determined by the Board, to those non-employee directors so elected, re-elected or appointed.
Retirement
     On retirement, at any time after attaining age 65, a director who was serving on the Board on January 27, 1999, and who is not entitled to a pension under Newmont’s pension plan, and who has served for at least ten consecutive years as a director of Newmont Mining Corporation or Newmont Gold Company, is entitled to be paid an annual sum of $50,000 for life.
Effective January 1, 2009